Exhibit (n)(4)

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112 USA Tel: +1 212 436 6000 Fax: www.deloitte.com

August 20, 2014

New Mountain Finance Corporation

New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Corporation for the three and six-month periods ended June 30, 2014 and have issued our report dated August 6, 2014 (which report included an explanatory paragraph discussing the restructuring which occurred during the three month period ended June 30, 2014).  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.